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                                                                       EXHIBIT 5
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  [Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP Letterhead]


                                  May 4, 2000


MGM Grand, Inc.
3799 Las Vegas Boulevard South
Las Vegas, Nevada 89109

     Re: Registration of up to $2,750,000,000 of Securities of MGM Grand, Inc.

Ladies and Gentlemen:

     At your request, we have examined Amendment No. 2 to the Registration Statement on Form S-3, File No. 333-33200 (the "Registration Statement"), being filed with the Securities and Exchange Commission by MGM Grand, Inc., a Delaware corporation (the "Company"), and certain of its subsidiaries (the "Subsidiaries"), in connection with the registration under the Securities Act of 1933, as amended, of up to $2,750,000,000 aggregate offering price of securities (the "Securities") consisting of (i) one or more series of debt securities of the Company (the "Debt Securities") which may be guaranteed by one or more Subsidiaries (the "Guarantees"), (ii) shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), and (iii) the Guarantees. We also have examined the form of Indenture relating to the Debt Securities which is filed as an exhibit to the Registration Statement.

     In our capacity as counsel for the Company in connection with such Registration Statement, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Securities and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed and that the terms of each issuance will otherwise be in compliance with applicable law. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for the purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. In addition, we have been furnished with, and with your consent have relied upon, certificates of officers of the Company and the Subsidiaries with respect to certain factual matters. We have also obtained and relied upon such
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certificates and assurances from public officials as we have deemed necessary.

     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

     1. Upon: (i) establishment by the Board of Directors of the Company (the "Company Board of Directors") of the terms, conditions and provisions of any Debt Securities; and (ii) due authorization by the Company Board of Directors of such Debt Securities for issuance at a price to be set by the Company Board of Directors, the Debt Securities will be duly authorized by the Company; and when the Debt Securities have been duly established by the Indenture, duly authenticated by the Trustee and duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms and provisions of the Indenture and as contemplated by the Registration Statement, the Debt Securities will be validly issued and will constitute valid, binding and enforceable obligations of the Company.

     2. Upon due authorization by the Company Board of Directors of a designated number of shares of Common Stock for issuance at a price to be set by the Company Board of Directors (including any Common Stock to be issued upon conversion of Debt Securities) and assuming that the Company has authorized but unissued shares of Common Stock remaining under its Certificate of Incorporation, the Common Stock to be offered and sold by the Company under the Registration Statement will be duly authorized, and upon issuance, and delivery of and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

     3. Upon: (i) establishment by the Board of Directors of the Subsidiaries (the "Subsidiary Boards of Directors") of the terms, conditions and provisions of any Guarantees to be issued by such Subsidiaries; and (ii) due authorization by the Subsidiary Boards of Directors of such Guarantors, the Guarantees will be duly authorized by the applicable Subsidiaries; and when the Guarantees have been duly established by the Indenture and the Debt Securities to be guaranteed by the Guarantees have been duly authenticated by the Trustee and duly executed and delivered by the Company against payment therefor in accordance with the terms and provisions of the Indenture and as contemplated by the Registration Statement, the Guarantees will be validly issued and will constitute valid, binding and enforceable obligations of the Subsidiaries which are parties to the Guarantees.

     The opinions expressed above in paragraphs 1 and 3 above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws or equitable principles relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefore may be brought
(iii) limitations imposed by California or federal law or equitable principles on the availability of specific performance, injunctive relief or other equitable remedies; (iv) we advise you that a California court may not strictly enforce certain covenants contained in the Indenture or allow acceleration of the maturity of the indebtedness evidenced by the Debt Securities if it concludes that such enforcement or acceleration would be unreasonable under the then existing circumstances; (v) certain rights, remedies and waivers contained in the Indenture and the Guarantees may be limited or rendered ineffective by applicable California laws or judicial decisions governing such provisions; and
(vi) we express no opinion with respect to whether acceleration of Debt Securities may affect the collectibility of any portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

     To the extent that the obligations of the Company under the Indenture or the obligations of subsidiaries of the Company under any Guarantees may be
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dependent upon such matters, we assume for purposes of this opinion that the
Trustee will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee will be duly qualified to engage in the activities contemplated by the Indenture; that the Indenture will be duly authorized, executed and delivered by the Trustee and will constitute the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee will be in compliance generally with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee will have the requisite organizational and legal power and authority to perform its obligations under the Indenture.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included therein.

                               Very truly yours,

                               /s/ CHRISTENSEN, MILLER, FINK, JACOBS,
                                   GLASER, WEIL & SHAPIRO, LLP